UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2012

Graymark Healthcare, Inc.

(Exact Name of Registrant as Specified in Charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Ave., Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2012, Graymark Healthcare, Inc. (“we,” “the company,” or “Graymark”) and our wholly owned subsidiary, TSH Acquisition, LLC (“Acquisition Sub”), entered into a Membership Interest Purchase Agreement (“Purchase Agreement”) with Foundation Healthcare Affiliates, LLC (“Seller”) pursuant to which Graymark and Acquisition Sub will acquire from Seller (the “Acquisition”) all of the outstanding membership interests of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC (together the “Companies” or “Foundation”). Foundation has equity interests in and manages outpatient surgery centers and surgical hospitals in seven states.

In consideration for the Acquisition (the “Consideration”), Graymark will issue to Seller at closing approximately 3,029,600 shares of its Common Stock, approximately 319,704 shares of a newly-designated mandatorily convertible preferred stock (the “Preferred Shares”), and a warrant (the “Warrant”) to purchase 40,000 Preferred Shares at an exercise price of $150.00 per share. The Preferred Shares will be automatically converted into shares of Common Stock at a 100:1 ratio (or approximately 31,970,400 shares of Common Stock) without further action by Graymark or Seller upon the approval of Graymark stockholders as described below. Beginning on the sixth month anniversary of the closing, the Preferred Shares will accrue dividends, payable semi-annually in arrears beginning on the first anniversary of closing. Dividends payable if, when and as declared by Graymark’s Board of Directors will be, for each outstanding Preferred Share, payable in cash at an annual rate equal to $7.50 per Preferred Share. Graymark’s existing Arvest Bank credit facility restricts the payment of cash dividends. If the dividends are not paid prior to conversion, such accrued but unpaid dividends shall be convertible into shares of Common Stock. The Warrant will automatically become exercisable for shares of Common Stock in lieu of Preferred Shares at a 100:1 ratio (or approximately 4,000,000 shares of Common Stock) and an exercise price proportionately reduced to $1.50, without further action by Graymark or Seller, upon the approval of Graymark stockholders as described below. The parties expect to complete the closing of the transactions contemplated by the Purchase Agreement in the third quarter of 2012.

Under the Purchase Agreement, Graymark has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) promptly following the closing of the Acquisition a proxy statement to hold a special meeting of its stockholders in order to obtain approval for the issuance of shares of Common Stock upon conversion of the Preferred Shares and upon exercise of the Warrant, as required by the listing rules of The NASDAQ Stock Market, LLC (“Stockholder Approval”).

Purchase Agreement

Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, at the closing Seller will assign all of the membership interests in the Companies to Acquisition Sub in exchange for the Consideration. The Purchase Agreement contains customary representations, warranties and covenants of Seller including not to engage in certain significant actions prior to closing without the prior written consent of Graymark. Seller has agreed to indemnify us for losses resulting from breaches of their representations, warranties and covenants in the Purchase Agreement. These indemnification obligations are in certain cases limited to claims that in the aggregate exceed a $50,000 “deductible” amount such that claims for indemnification may not be made until the losses equal or exceed that amount.

Simultaneously with the closing of the transactions contemplated by the Agreement, Graymark will increase the size of its Board of Directors to no more than seven members and intends to appoint Thomas Michaud, Chief Executive Officer of Seller effective upon the closing. In addition, Seller has agreed for a period of three years from closing not to engage in the business of development, management, operation or ownership of ambulatory surgery centers, hospitals or other similar in-patient or out-patient medical facilities. Seller has also agreed not to solicit for a period of three years following the closing any person who is an employee of Foundation.

The closing of the Acquisition is subject to various conditions, including the receipt of consents from third parties and regulatory clearances. The Purchase Agreement may be terminated at any time prior to closing (i) by mutual consent of Graymark and Seller; (ii) by either Graymark or Seller if the closing of the transaction has not closed by September 30, 2012; or (iii) by either party if the other party is in breach of the Purchase Agreement and the breach is not cured after notice and causes a condition to completion of the transaction to fail.

Ancillary Agreements

Graymark and Seller will also enter into a number of additional ancillary agreements at closing, including a registration rights agreement, voting agreement and stockholders agreement. Graymark anticipates that it may also enter into employment agreements with certain employees of Seller at or following the closing.

On the closing date of the Acquisition, Graymark will enter into a registration rights agreement with Seller pursuant to which Graymark will file a registration statement with the SEC registering for resale by Seller the shares of Common Stock (including shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrant) acquired by them in connection with the Acquisition. The Registration Rights Agreement will also provide Seller with piggyback registration rights with respect to public offerings that Graymark may effect for its own account or for the benefit of other selling stockholders.

On or prior to the closing date of the Acquisition, Graymark will enter into a voting agreement with certain of its directors and officers who currently collectively hold, directly or indirectly, approximately 7.3% of the outstanding Common Stock, to vote all of their shares of Common Stock in favor of the issuance of Common Stock in connection with the acquisition of Foundation at the special meeting held to obtain Stockholder Approval. On the closing date of the Acquisition, Graymark will enter into a stockholders agreement with Seller pursuant to which Seller will agree to restrictions on the voting and transfer of the Consideration received by Seller.

A copy of the Purchase Agreement is filed herewith as Exhibit 2.1, and is incorporated herein by reference. The foregoing summary of the Purchase Agreement is qualified in its entirety by reference to the form of Purchase Agreement filed herewith.

Important Notice

Graymark intends to file with the SEC a proxy statement and other relevant materials in connection with the transaction described in this Current Report on Form 8-K. Before making any voting decision with respect to the transaction, Graymark stockholders are urged to read the proxy statement when it becomes available, as it may be amended from time to time, because it will contain important information regarding the transaction. Graymark stockholders may obtain a free copy of the proxy statement and other relevant materials (when available), and other documents filed by Graymark with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Graymark to its stockholders and available in the “Investors” section of the company’s website. Additional requests for proxy statements and other relevant materials should be directed to Graymark Healthcare, Attention Investor Relations, 204 N. Robinson Avenue, Suite 400, Oklahoma City, Oklahoma 73102.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 16, 2012, Graymark Healthcare, Inc. (“Graymark”) received a written notice from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that Graymark is not in compliance with Nasdaq Listing Rule 5550(b), the continued listing standards for primary equity securities on The Nasdaq Capital Market, because its stockholders’ equity was less than $2.5 million at June 30, 2012, and it does not meet the alternative standards of market value of listed securities or net income from continuing operations. On June 19, 2012, Graymark received a delisting determination letter from the staff of Nasdaq due to Graymark’s failure to regain compliance with The Nasdaq Capital Market minimum bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2). Graymark filed an appeal regarding the June 19th delisting determination letter and on July 26, 2012 presented its proposed plan of compliance to a Nasdaq Hearings Panel (the “Panel”). At the Panel hearing Graymark informed the Panel of its expectation that it would not report at least $2.5 million in stockholders’ equity in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Graymark believes that it’s proposed plan of compliance will satisfactorily address both the bid price and stockholders’ equity deficiencies once executed. Graymark’s plan includes a discussion of the events that Graymark believes will enable it to timely regain compliance including consummation of the Foundation acquisition and a commitment to effect a reverse stock split, if necessary. Graymark’s common stock is expected to remain listed on The NASDAQ Capital Market, under the symbol “GRMH,” pending the conclusion of the hearing process and any extension of time granted by the Panel to allow Graymark to regain compliance. However, there can be no assurance that the Panel will grant Graymark’s request for continued listing when it issues its written decision. If the Panel does not grant Graymark request for additional time to successfully execute its proposed plan of compliance, Graymark’s common stock will be delisted from The Nasdaq Capital Market. In such event, it is expected that Graymark’s common stock will be quoted and traded on the OTCQB market under the symbol “GRMH.”

Item 3.02.	Unregistered Sales of Equity Securities.

The information required to be reported under this Item is incorporated by reference from Item 1.01 of this Current Report on Form 8-K. The Consideration will be issued in reliance upon an exemption from registration under federal securities laws provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder and exemption from registration under applicable state securities laws. Seller has represented, and will represent at closing, that Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, is financially sophisticated and is acquiring the Consideration for investment purposes.

Item 8.01.	Other Information.

On July 23, 2012, Graymark’s Board of Directors approved, subject to stockholder approval, a reverse stock split in the range of 2-for-1 to 10-for-1. In addition to the proxy statement to be filed in connection with the Acquisition described above in Item 1.01, Graymark intends to seek stockholder approval granting the Board of Directors the discretion to effect the reverse stock split within the range of 2-for-1 to 10-for-1. Upon receipt of stockholder approval, the Board of Directors will determine the appropriate ratio in which to effect the reverse stock split, if any. This reverse stock split is intended to allow Graymark to achieve compliance with the continued listing requirements of The NASDAQ Stock Market, LLC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1+	Membership Interest Purchase Agreement, dated August 13, 2012, among Graymark Healthcare, Inc., TSH Acquisition, LLC and Foundation Healthcare Affiliates, LLC

+	The schedules and exhibits to the Membership Interest Purchase Agreement are not being filed herewith. The Membership Interest Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2012	GRAYMARK HEALTHCARE, INC.

	By:	/s/ Stanton Nelson
Stanton Nelson, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1+	Membership Interest Purchase Agreement, dated August 13, 2012, among Graymark Healthcare, Inc., TSH Acquisition, LLC and Foundation Healthcare Affiliates, LLC

+	The schedules and exhibits to the Membership Interest Purchase Agreement are not being filed herewith. The Membership Interest Purchase Agreement contains a list briefly identifying the contents of the schedules and exhibits to such document. The Registrant undertakes to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.